Exhibit 10.1

[Lennox International letterhead]

CONFIDENTIAL

RETENTION AGREEMENT

July 12, 2021

Douglas L. Young

Executive Vice President

President & Chief Operating Officer

Residential Heating & Cooling

Dear Doug,

The Board of Directors greatly values your contributions and wants to secure your commitment to remain employed with the Company until at least June 30, 2023.

To encourage your continued employment, the Company will pay you $2,500,000, less applicable taxes and withholdings, provided you remain continuously employed by the Company until at least June 30, 2023. The retention bonus will be paid to you in July 2023. This retention bonus is in addition to any other compensation and benefits that you are already entitled to receive.

If your employment is terminated by the Company without cause prior to June 30, 2023, you will nonetheless be entitled to the retention bonus. The retention bonus will be paid to you within thirty (30) days of your termination of employment.

The retention bonus will not be considered for any purpose in determining your benefits under the Lennox International Inc. Supplemental Retirement Plan.

To accept this retention agreement, please sign below and return it to Dan Sessa. Feel free to contact me if you have any questions or need further information.

Sincerely,

/s/ Todd J. Teske

Todd J. Teske

Independent Lead Director

Lennox International Inc.

Agreed to and accepted:

/s/ Doug Young	7/12/21
Douglas L. Young	Date